Exhibit 99.1

For additional information, contact: Robert W. Dumas President and CEO (334) 821-9200

Press Release – April 24, 2018

Auburn National Bancorporation, Inc. Reports Record Quarterly Net Earnings

First Quarter 2018 vs. 2017 Highlights

•	Record quarterly net earnings of $2.2 million, an increase of 16%

•	Pre-tax earnings increased 5%

•	Net interest income increased 7%

•	Net interest margin (tax-equivalent) increased by 10 basis points

•	Improved profitability – Annualized return on average assets increased from 0.90% to 1.04%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported record net earnings of $2.2 million, or $0.60 per share, for the first quarter of 2018, compared to $1.9 million, or $0.52 per share, for the first quarter of 2017.

“We are pleased to report record quarterly earnings for the first quarter of 2018,” said Robert W. Dumas, President and CEO. Mr. Dumas continued, “The Company’s first quarter results reflect an increase in our net interest income and margin compared to the same quarter last year.”

Net interest income (tax-equivalent) was $6.3 million for the first quarter of 2018, a 7% increase compared to $5.9 million for the first quarter of 2017. This increase was primarily due to loan growth. Average loans were up 5.0% to $451.3 million in the first quarter of 2018 compared to $429.8 million in the first quarter of 2017. The Company’s net interest margin (tax-equivalent) increased to 3.29% in the first quarter of 2018, compared to 3.19% for the first quarter of 2017 as earning asset yields improved.

Nonperforming assets were $3.2 million or 0.39% of total assets at March 31, 2018, compared to $2.5 million or 0.29% of total assets at March 31, 2017. Annualized net charge-offs as a percent of average loans were 0.02% for the first quarter of 2018, compared to 0.05% for the first quarter of 2017. The Company recorded no provision for loan losses in the first quarter of 2018 or in the first quarter of 2017. The provision for loan loss is based upon various factors, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Noninterest income was $0.9 million compared to $0.8 million for the first quarter of 2017. Noninterest expense was $4.4 million compared to $4.1 million in the first quarter of 2017. The increase was primarily due to routine annual increases in salaries and wages of $0.3 million.

Income tax expense was $0.5 million compared to $0.7 million for the first quarter of 2017 reflecting an effective tax rate of 19.74% compared to 27.50% for the first quarter of 2017. The decrease in the effective tax rate was primarily due to the Tax Cuts and Jobs Act, signed into law December 22, 2017, which lowered the Company’s statutory federal tax rate from 34% to 21%.

The Company paid cash dividends of $0.24 per share in the first quarter of 2018, an increase of 4.3% from the same period in 2017. At March 31, 2018, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $831 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2017 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2018	2017

Results of Operations
Net interest income (a)	$6,440	$6,189
Less: tax-equivalent adjustment	156	300

Net interest income (GAAP)	6,284	5,889
Noninterest income	853	836

Total revenue	7,137	6,725
Noninterest expense	4,402	4,118
Income tax expense	540	717

Net earnings	$2,195	$1,890

Per share data:
Basic and diluted net earnings	$0.60	$0.52
Cash dividends declared	$0.24	$0.23
Weighted average shares outstanding:
Basic and diluted	3,643,683	3,643,541
Shares outstanding, at period end	3,643,698	3,643,543
Book value	$23.36	$22.88
Common stock price:
High	$39.25	$33.69
Low	35.50	30.75
Period-end	39.06	33.00
To earnings ratio	17.44	x	15.28 x
To book value	167%	144%
Performance ratios:
Return on average equity (annualized)	9.95%	9.09%
Return on average assets (annualized)	1.04%	0.90%
Dividend payout ratio	40.00%	44.23%
Other financial data:
Net interest margin (a)	3.29%	3.19%
Effective income tax rate	19.74%	27.50%
Efficiency ratio (b)	60.36%	58.62%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$3,239	$2,318
Other real estate owned	—	152

Total nonperforming assets	$3,239	$2,470

Net charge-offs	$25	$55

Allowance for loan losses as a % of:
Loans	1.07%	1.07%
Nonperforming loans	146%	198%
Nonperforming assets as a % of:
Loans and other real estate owned	0.73%	0.57%
Total assets	0.39%	0.29%
Nonperforming loans as a % of total loans	0.73%	0.54%
Annualized net charge-offs as a % of average loans	0.02%	0.05%

Selected average balances:
Securities	$265,626	$257,894
Loans, net of unearned income	451,347	429,784
Total assets	841,820	835,679
Total deposits	744,365	742,002
Long-term debt	3,217	3,217
Total stockholders’ equity	88,281	83,191
Selected period end balances:
Securities	$259,177	$273,853
Loans, net of unearned income	443,804	430,553
Allowance for loan losses	4,732	4,588
Total assets	830,721	842,781
Total deposits	737,332	750,302
Long-term debt	3,217	3,217
Total stockholders’ equity	85,108	83,366

(a)  Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b)  Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports First Quarter Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2018	2017
Net interest income, as reported (GAAP)	$6,284	$5,889
Tax-equivalent adjustment	156	300

Net interest income (tax-equivalent)	$6,440	$6,189